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                                 EXHIBIT (h)(2)
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                TRANSFER AND DIVIDEND DISBURSING AGENT AGREEMENT
                                     BETWEEN
                 NATIONWIDE SEPARATE ACCOUNT MONEY MARKET TRUST
                                       AND
                        HERITAGE FINANCIAL SERVICES, INC.

     This Transfer and Dividend Disbursing Agreement, made as of this first day of November, 1981, by and between NATIONWIDE SEPARATE ACCOUNT MONEY MARKET TRUST, a Massachusetts trust, (hereinafter called the "Trust" and HERITAGE FINANCIAL SERVICES, INC., an Ohio corporation, here called the "Agent."

                                   WITNESSETH

     WHEREAS, the Trust desires to enter into a Transfer and Dividend Disbursing Agent Agreement with Agent under which Agent will provide the services as set forth in detail in this Agreement and the Agent is desirous of providing such services upon the terms and conditions hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, it is agreed as follows:

1. The Agent shall act as Stock Transfer Agent for the Trust and in this capacity, the Agent shall:

     a. maintain the current name and address and number of shares and fractional shares owned by all shareholders of the Trust;

     b. maintain the certificate number, issuance date and the number of shares of each outstanding certificate;

     c. maintain the certificate number and cancellation date of each cancelled certificate;

     d.   deposit  and  process  all  investments  on  a  daily  basis;

     e.   establish  new  accounts;

     f. process and mail redemption checks including Automatic Withdrawal Plan checks;

     g. examine and process all legal changes in share registrations and transfers of ownership;

     h.   respond  to  inquiries from investors and the Agent's representatives;

     i.   prepare  and  mail  confirmation  statements.

2.   The  Agent  shall  act  as  the  Dividend  Disbursing  Agent  and  shall:

     a.   calculate the shareholders' dividends and capital gains distributions;

     b.   prepare  and  mail  dividend  and  capital  gains distribution checks;

     c.   cause reinvestment of such dividends and capital gains where required;

     d. prepare and mail dividend and capital gains distribution confirmations.

3.   The  Agent  shall  act  as  Agent  for  Proxy  and  shall:

     a.   prepare,  address  and  mail  all  proxies  and  proxy  cards;

     b. prepare a shareholder meeting list for each annual meeting of shareholders;

     c.   tabulate  all  proxies;


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     d.   act  as  Inspectors  at  the  Nationwide Separate Account Money Market
          Trust  Annual  Shareholder  Meeting.

4.   The  Agent  shall  also:

     a.   address and mail semi-annual reports, annual reports and prospectuses;

     b. prepare and mail all necessary reports to investors, State and Federal authorities, including Federal Forms 1099, 1042, and 1042S;

     c.   issue  replacement  checks  and  maintain  a  "Stop  Payment"  file;

     d.   solicit  taxpayer  identification  numbers;

     e. provide comprehensive accounting controls and reconciliations of all cash flow.

5. The Agent agrees to act in good faith in furnishing the services provided for herein and shall at all times maintain a staff of trained personnel for the purpose of performing its obligations under the Agreement. The Agent assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith. Anything herein to the contrary notwithstanding, Trust hereby agrees that while Agent has sole responsibility for performance of its obligations under this Agreement, any or all duties of Agent may be performed from time to time by one or more third parties as Agent, in its discretion, shall select, provided that Trust shall be notified of all contracts between Agent and such third party or parties and provide copies thereof upon request.

6. The Agent agrees that in all matters relating to the services to be performed by it hereunder, it will use its best efforts to act in conformity with the terms of the Trust Indenture, Code of Regulations, Registration Statements and current Prospectuses of the Trust. Each of the parties agree that in all matters relating to the performance of this Agreement, it will use its best efforts to conform and to comply with the requirements of the Investment Company Act of 1940 and all other applicable Federal, State or other laws and regulations. Nothing herein contained shall be deemed to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust.

7. The services of the Agent as provided herein are not to be deemed to be exclusive, and it shall be free to render services of any kind to any other group, firm, individual or association, and to engage in any other business or activity.

8. This Agreement, including Exhibit A hereto, may be amended at any time by mutual written consent of the parties.

9. This Agreement shall be effective as of November 1, 1981, and may be terminated by either party hereto upon sixty (60) days' written notice given by one to the other, provided that no such notice of termination given by the Agent to the Trust shall be effective unless and until a substitute person or entity has been engaged by the Trust to perform the services required hereunder for the Trust, or the Trust has certified to the Agent that other arrangements have been made by it to provide such services.

10. For its services specified above, the Trust shall pay to the Agent fees as provided in Exhibit A which is attached hereto and made a part of hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                    NATIONWIDE  SEPARATE  MONEY  MARKET  TRUST

Attest:

/s/  Edith  M.  McClary            /s/  John  E.  Fisher
     Edith  M.  McClary,  Secretary     John  E.  Fisher,  Chairman of the Trust

                                   HERITAGE  FINANCIAL  SERVICES, INC.
Attest:

/s/  Edith  M.  McClary           /s/  Charles  W.  Fullerton
     Edith  M.  McClary,  Secretary    Charles  W.  Fullerton,  President

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